Exhibit 10.5

Exhibit 10.5

INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (this “Agreement”) is entered into as of January 24, 2014 (“Effective Date”), by and among, on the one hand, Wise Phoenix LLC, a Nevada limited liability company, and AJOA Holdings, LLC, a Nevada limited liability company, (Wise Phoenix LLC and AJOA Holdings LLC are collectively referred to as “Sellers”), R.X.N.B. Inc., a Nevada corporation (the “Company”), and on the other hand, Organic Growth International, a Nevada limited liability company (“Investor”).  Capitalized terms used in this Agreement but not defined in this Agreement shall have the meaning assigned in the Shareholder Agreement (as defined below).

BACKGROUND

A.           The Company is a corporation company duly formed and validly existing under the laws and regulations of the State of Nevada.

B.           Investor is a joint venture company, co-owned with GrowLife, Inc. (OTCBB: PHOT), with a wide range of products and expertise in hydroponics and other controlled environmental and growing systems tailored for the legal cannabis industry.

C.           The Sellers own in the aggregate no less than 100% of the fully diluted equity of the Company outstanding on the date hereof. Sellers wish to sell to Investor in the aggregate no less than 40% of the fully diluted equity of the Company outstanding on the date hereof  (the “Interests”), which when transferred to Investor at Closing would reduce each of the Sellers’ equity to no less than 30% each (a total of 60%) of the fully diluted equity of the Company outstanding on the date hereof.

D.           The Sellers, Company and Investor wish to enter into a Shareholder Agreement in the form of Exhibit A, a Master Equipment, Procurement and Services Agreement in the form of Exhibit B hereto (the “Equipment Agreement”), an Information Rights Agreement in the form of Exhibit C hereto, a Profit Sharing Rights Agreement in the form of Exhibit D, Schedule 5.6, 5.14, and 5.16(a) hereto (the aforementioned and together with this Agreement and specified required documents for the Closing (which cannot be waived and are the responsibility of Sellers to deliver), are collectively referred to as the “Transaction Documents”).

1.
Subscription for the Interests.  Investor hereby agrees to subscribe for the Interests in accordance with but subject to the terms and provisions set forth herein.  Investor understands that (i) it is subscribing for the Interests of the Company and (ii) the terms and conditions of the Interests shall be as described in the Shareholder Agreement.

2.
Payment for the Interests.  Subject to the terms and provisions set forth herein, Investor hereby agrees to tender to Sellers, as the purchase price for the Interests, paid for in the form of Growlife Inc. (OTBB: PHOT) (“Growlife”) common stock, at a per share price of $.17 per share, equaling the amount of Forty Five Million United States Dollars (US$45,000,000) (“Payment Shares” or “Purchase Price”).  The Payment Shares is subject to the Issuance Conditions (as hereinafter defined 7.1.ii.3) Notwithstanding the foregoing, the Purchase Price shall be no less than Eighteen Million Dollars ($18,000,000) for the aggregate period lesser of nine (9) months from the Effective Date, or the aggregate of any or all Payment Share liquidation events by Seller (“Minimum Payment Share Value”). The Payment Shares will be registered by the Investor at its sole cost and expense.  The Company shall utilize its best efforts to effect the registration of the Payment Shares as quickly as possible under applicable state and federal securities laws.  Certain individuals of the principals shall provide consulting services to Growlife and Growlife shall have the obligation to issue S8 registered shares, upon acceptance of the terms by those certain individuals named by Wise Phoenix LLC and AJOA Holdings, LLC.  The Closing shall take place at the offices of Growlife, located at 20301 Ventura Blvd. Suite 126 Woodland Hills, Ca. 91364, Los Angeles, California, or at such other time and place as the Company and Investor agree.  The Investor shall have the right to rescind the Closing if the documentation deliverables and attachments, as specified and required by this Agreement, from Sellers and Company, have not been delivered to Investor within sixty (60) business days after the date hereof.

3.	Affirmative Covenants.

3.1           Personnel Decisions. Seller and Investor shall mutually select the Chief Financial Officer and legal counsel of the Company so long as the Seller and the Investor or their respective assignees are shareholders/members of the Company.

3.2            Preferential Return. The allocation of all Distributed Income of the Company (as hereinafter defined) shall be 60% to Investor, 20% to AJOA and 20% to Wise Phoenix until distribution of the Purchase Price (plus any undistributed Return on Capital) (as hereinafter defined) to the Investor; thereafter, Distributed Income shall be allocated 40% to Investor, 30% to AJOA and 30% to Wise Phoenix. Distributed Income shall be the net income of the Company, after adding noncash expenses (within the meaning of generally accepted accounting principles) less any reserves, which shall not exceed 20% of gross revenues, designated by the Company board of directors to be retained for working capital or other necessary business expenses.

3.3            Member Distributions. It is understood that it is the intention of the Parties to provide at least an annual distribution of cash flow available from operations to the Company members, which distribution shall occur within 30 days following income tax filing for the previous calendar year.

3.4           Security Interest. Company shall grant Investor a first priority security interest in all of the assets of the Company excluding personal property and customer (sales) inventory to be sold in the normal course, which shall secure the obligations of the Company hereunder and shall remain in effect until Company has distributed the Purchase Price.

4.	Representations and Warranties of Investor. Investor represents and warrants to the Company, as of the date hereof:

4.1 Organization and Authority.  Investor is a limited liability company, duly organized, validly existing and in good standing under the laws of Nevada.  Investor has all requisite power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each of the Transaction Documents has been duly and validly executed and delivered by Investor and are legal, valid and binding obligations of Investor enforceable against it in accordance with their respective terms except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer and other similar laws affecting creditors’ rights generally and (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.2 Securities Law Restrictions.  Investor understands that the shares representing the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), any securities or blue sky laws of any state in the United States or any other securities laws and, therefore, cannot be resold or otherwise transferred unless they are registered under the Securities Act and applicable state securities or blue sky laws or other securities laws or unless an exemption from such registration requirements is available.

4.3 Risks of Investment.  Investor has reviewed and understands the risks of, and other considerations relating to, the Company, the Interests and the transactions contemplated by the Transaction Documents.  Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of an investment in the Company, the Interests and the transactions contemplated by the Transaction Documents and of making an informed investment decision, and Investor is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

4.4 Investment Purposes.  The Interests being subscribed for are for Investor’s own account, for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

4.5 Accredited Investor Status or Other Exemption.  Investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.  Investor understands that the Company is relying upon Investor’s representations and warranties to determine the application of the exemption from registration of the offering of the Interests under Regulation D and/or Section 4(1) of the Securities Act as well as the securities or blue sky laws of any applicable state in the United States.

4.6 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor.

5.	Representations and Warranties of the Sellers and Company. The Sellers and Company represents and warrants to, and agrees with Investor as follows on and as of the date hereof:

5.1 Organization and Qualification; Subsidiaries.  The Sellers and Company are duly organized, validly existing and in good standing under the laws of the State of which they are incorporated as of the Effective Date and has all requisite corporate power and authority to carry on its business as currently conducted.  The Sellers and Company are duly qualified to transact business and is in good standing in each jurisdiction in which it owns property or carries on its business or is required by law to be so qualified or in good standing.  The Sellers and Company have wholly owned subsidiaries, which have consented to the Transaction Documents.  The Sellers and Company are each participants in joint ventures, partnerships or similar arrangements and have secured all necessary consents and authorizations to lawfully enter into the Transaction Documents.

5.2 Certificate of Formation and Shareholder Agreement.  The Sellers and Company have furnished Investor a complete and correct copy of their respective Certificates of Formation (the “Certificate of Formation”) certified by the Secretary of State of the State of which they are incorporated and any other organizational documents of the Sellers and Company (the “Organizational Documents”) and no other Organizational Documents are applicable to or binding upon the Sellers and Company.  The Organizational Documents are in full force and effect as of the Closing.

5.3 Capitalization.  The authorized ownership or membership interests of the Sellers and Company under the Shareholder Agreement consist solely of Interests owned by the named individuals therein, all of which are uncertificated, representing prior to the date hereof 100% of the outstanding equity interest of the Sellers and Company (the “Existing Interests”).  Except for the Interests to be issued to Investor pursuant to this Agreement, there are no outstanding options, warrants, agreements or other rights to purchase or otherwise acquire any Existing Interests in the Sellers and Company. All of the outstanding Existing Interests are and the Interests to be issued to Investor will be, when fully paid for in accordance herewith, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or similar rights created by law or the Organizational Documents except as set forth therein, or any other agreement or document to which the Sellers and Company are a party or by which it is bound.  Except for the outstanding Existing Interests, there are no equity securities, membership interests or similar ownership interests of any class of any Sellers and Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, membership interests or similar ownership interests, issued, reserved for issuance or outstanding.  Except as set forth in this Agreement, the other Transaction Documents and the Shareholder Agreement, there are no subscriptions, options, warrants, equity securities, membership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character (contingent or otherwise) to which the Sellers and Company are a party or by which they are bound obligating the Sellers and Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any membership interests or similar ownership interests of the Sellers and Company; (ii) grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement; or (iii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

5.4 Authority Relative to the Transaction Documents.  The Sellers and Company have all requisite power and authority to execute and deliver the Transaction Documents to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of the Transaction Documents by the Sellers and Company and the consummation by the Sellers and Company of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Sellers and Company, and no other proceedings are necessary to authorize the Transaction Documents as to the Sellers and Company or to consummate the transactions contemplated thereby.  Each of the Transaction Documents has been duly and validly executed and delivered by the Sellers and Company and are legal, valid and binding obligations of the Sellers and Company, enforceable against it in accordance with their respective terms except as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer and other similar laws affecting creditors’ rights generally and (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.5 Business of the Sellers and Company; Books and Records; Liabilities.

(i) Since its formation, the Sellers and Company have not engaged in, or attempted to engage in, any other business activities other than the Business (as hereinafter defined).

(ii) The Sellers and Company do not keep books and records with respect to its Business other than those books and records regarding corporate documentation, revenues, profits, taxes and liabilities, which are to be delivered to Investor prior to, or sixty (60) after the Closing and which review and approval by Investor are a pre-condition to the Closing and payment of the Purchase Price, for which a signed receipt by a certified representative of Sellers, Company and Investor, verifying that the books and records have been delivered, all of which cannot be waived. To the knowledge of the Sellers and Company, the Sellers and Company do not have any material liabilities (absolute, accrued, contingent or otherwise) other than those liabilities contemplated by the Sellers and Company’s books and records or otherwise incurred in the normal course of business.

(iii) The Sellers and Company are in the business of inventing, formulating, growing, manufacturing, tracing, dispensing, distributing, selling pharmaceuticals, supplements and other health products, and other agricultural products, and as its relates to the foregoing, communications, technology and applications of various kinds and nature without limitation (“Business”). The Business also includes real property, intellectual property and proprietary property.

(iv) All of the assets utilized in the Business are free and clear of all liens and encumbrances, unless expressly disclosed in the financial statements.

5.6 Interested Party Transactions.  Schedule 5.6 sets forth all agreements, arrangements and understandings under which the Sellers and Company are indebted or owes obligations in excess of $500,000 in the aggregate to any of its respective members, managers, officers, employees, agents or Affiliates (except for amounts due in the ordinary course of business with respect to disclosed employment arrangements including salaries and bonuses and reimbursement of ordinary expenses).

5.7 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers and Company.

5.8 Compliance with Other Instruments.  Neither the execution, delivery or performance of the Transaction Documents by the Sellers and Company nor the compliance with its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, nor the issuance, sale or delivery of the Interests in accordance herewith will:

(i) violate or constitute a default under any provision of the Certificate of Formation or any other agreement of any kind and nature of the Sellers and Company;

(ii) to the knowledge of the Sellers and Company, violate or constitute a default under any judgment, order, writ or decree applicable to the Sellers and Company;

(iii) to the knowledge of the Sellers and Company, permit or cause the acceleration of the maturity of any obligation of the Sellers and Company;

(iv) to the knowledge of the Sellers and Company, materially violate or be in material conflict with, constitute a default under, result in any fees or payments (including any break fees, termination payments or expense reimbursements) by the Sellers and Company under, or result in the modification, acceleration or termination of any Material Contracts (as defined below) entered into with third parties by the Sellers and Company related to the Business; or

(v) to the knowledge of the Sellers and Company, materially violate or be in material conflict with, constitute a default under, permit the termination of any contract or result in the creation or imposition of any lien, mortgage, deed of trust, pledge or other encumbrance created by the Sellers and Company (collectively, “Encumbrances”) upon any property of the Sellers and Company under any mortgage, indenture, loan agreement, note or any other agreement to which the Sellers and Company are a party or by which the Sellers and Company may be bound.

5.9 Governmental Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity (as defined below) in the United States on the part of the Sellers and Company (collectively, “Consents”) are required in connection with the execution and delivery of the Transaction Documents, or the offer, sale or issuance of the Interests, or the consummation of the other transactions contemplated thereby, except for the filings under applicable United States federal and state securities or blue sky laws and other routine filings.

5.10 Compliance with Laws.  To the knowledge of the Sellers and Company, the Sellers and Company have complied with and is not in violation of any applicable United States, Canadian, or state or province laws laws (the “Applicable Laws”) except as would not have a material adverse effect on the Business.

5.11 Litigation.  There is no action, suit, proceeding, arbitration, complaint or investigation pending, or, to the Sellers and Company’s knowledge, threatened (including cease and desist letters or invitations to take a patent license) (a) against the Sellers and Company, (b) against or affecting any director, officer, employee, agent or representative of the Sellers and Company directly or indirectly relating to the Sellers and Company, or (c) that relate to any of the Transaction Documents or any of the transactions contemplated by any of the Transaction Documents.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Sellers and Company’s knowledge, threatened in writing involving the prior employment of any of the Sellers and Company’s employees or their services provided in connection with the Sellers and Company.

5.12 Offering.  Based in part in reliance on Investor’s representations and warranties in Section 4 hereof, the Sellers and Company have not, either directly or through any agent, offered any Interests to or solicited any offers to acquire any Interests from any natural person, corporation, partnership, limited liability company, association, joint venture, business trust, joint stock company, trust estate, unincorporated association or other entity of whatsoever nature (a “Person”) in such a manner as to require the offer or sale of the Interests to be registered pursuant to the provisions of Section 5 of the Securities Act or the securities or blue sky laws of any applicable state in the United States.  Neither the Sellers and Company nor anyone acting on its behalf will take any action that it believes would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of the Sellers and Company under circumstances that might require the integration of such security with the Interests under the Securities Act which might subject the offering, issuance or sale of the Interests to the registration provisions of the Securities Act).  Assuming the truth and accuracy of the Investors’ representation and warranties in Section 4 hereof, the issuance of the Interests is exempt from registration under the Securities Act.

5.13 Insurance.  As a pre-condition to the Closing, which cannot be waived, the Sellers and Company have made available to Investor copies of all policies of insurance relating to the Sellers and Company and any notices received by the Sellers and Company with respect to (i) any claim pending under any insurance policies, (ii) any coverage question, or coverage denial or coverage dispute by the underwriters of such policies or bonds, (iii) all premiums due and payable under all such policies, or (iv) any allegation that the Sellers and Company are not in material compliance with the terms of such policies.

5.14 Risks of Investment.  Sellers and Company each have reviewed and understands the risks of, and other considerations relating to, the Company, the Purchase Price and the transactions contemplated by the Transaction Documents.  Sellers and Company each have such knowledge and experience in financial and business matters that Sellers and Company are each capable of evaluating the merits and risks of an investment in the Purchase Price and the transactions contemplated by the Transaction Documents and of making an informed investment decision, and Sellers and Company are each able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.

5.15 Investment Purposes.  The Purchase Price being subscribed for are for Sellers and Company’s own account, for investment only and not with a view to, or with any intention of, a distribution thereof, in whole or in part, or the grant of any participation therein.

5.16 Accredited Investor Status or Other Exemption.  Sellers and Company are each an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.  Investor understands that the Company is relying upon Investor’s representations and warranties to determine the application of the exemption from registration of the offering of the Interests under Regulation D and/or Section 4(1) of the Securities Act as well as the securities or blue sky laws of any applicable state in the United States.

5.17 Intellectual Property.

(a)           Sellers have transferred, assigned and delivered to the Company (and Sellers have retained nothing and delivered everything) all patents, trademarks, domain names, copyrights and other registered or applied for intellectual property owned, licensed to or otherwise used (prior to the Effective Date by the Sellers, directly or indirectly) by Company for the Business, all of which are identified in Schedule 5.14 attached hereto.  To the knowledge of the Sellers and Company, all such listed intellectual property is valid and in full force and effect and is owned by, is licensed to, or an application with respect thereto has been filed by or on behalf of the Company.  None of the intellectual property owned by the Company is being contested, or challenged by any person, and to the knowledge of the Company, the conduct of the Business as currently conducted does not infringe, misappropriate or violate in any material respect the intellectual property rights of any Person.  The Sellers and Company have not received any written notice alleging that the Sellers and Company have violated or, by conducting its Business as currently conducted, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person, which violation would have a material adverse effect on the Business.

(b)           The Sellers and Company have taken reasonable actions to protect and maintain (i) ownership of its material proprietary intellectual property and (ii) the security, continuous operation and integrity of its material systems and software (and all data stored therein or transmitted thereby).

5.18 Tax.

(a)           For purposes of this Agreement the terms below shall have the following respective meanings:  “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.  “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(b)           All Tax Returns required to be filed by, or on behalf of, the Sellers and Company have been timely filed, and all such Tax Returns were true, correct and complete in all material respects when filed.  All Taxes of the Sellers and Company reflected on the Tax Returns referred to in the preceding sentence have been fully and timely paid. The Sellers and Company have not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for, the assessment of, any Tax.  There is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Sellers and Company, investigation, in respect of any Tax with respect to the Sellers and Company.  There are no Liens for any Tax on any assets of the Sellers and Company, except for Taxes not yet due and payable or being contested in good faith, and there are no unpaid Taxes that would reasonably be expected to result in such a Lien.  All Taxes required to be withheld and paid with respect to the Sellers and Company have been paid or withheld.  As of the Closing Date, the Sellers and Company will not be bound by any Tax-sharing, Tax indemnity or Tax assumption agreements or similar arrangements or have any liability thereunder.  At all times since its inception, the Sellers and Company have been for U.S. federal income tax purposes either an (i) entity disregarded from its owner or (ii) a partnership for U.S. federal income tax purposes.

5.19 Material Contracts.  (a) Except as set forth in Schedule 5.16(a) and the Transaction Documents, the Company is not a party to, bound by or subject to any agreement, arrangement or understanding (whether written or oral) that (i) would be a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K if the Company had securities registered under the Securities Exchange Act of 1934, as amended, (ii) purports to limit in any material respect either the type of business in which the Company may engage or the manner or locations in which it may so engage in any business, (iii) relates to the incurrence of indebtedness, endorsement or guarantee of the obligations of a third party in principal amount of $1,000,000 or more, or (iv) refers to any material license of any patent, copyright, trademark or other similar proprietary right to or from the Company (each, a “Material Contract”).

(b)  (i)  Each Material Contract to which the Sellers and Company (all of which are the property of the Company) is a party is valid and binding on the Sellers and Company, as the case may be, and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the knowledge of the Sellers and Company, is valid and binding on the other parties thereto, (ii) the Sellers and Company have performed all obligations required to be performed by it to date under each such Material Contract, and (iii) the Sellers and Company are not in default under any Material Contracts to which it is a party, by which it or its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and to the Sellers and Company’s knowledge there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except in each case as would not have a material adverse effect on the Company.

5.20 Financial Statements.  The Sellers and Company have delivered to the Investor its unaudited or audited, as the case may be, financial statements for the fiscal years of 2011, 2012 and 2013 (interim financial statements for 2013), (consisting of a balance sheet, income statement and statement of cash flows) (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles other than as to any year-end adjustments and notes thereto.  Subject to the foregoing, the Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

6.	[Reserved]

7.	Closing Deliveries.

7.1 Deliveries of Investor.  At the Closing, Investor shall deliver, or shall cause to be delivered, to the Sellers, or at the Sellers direction the following:

(i) The Transaction Documents duly executed by Investor;

(ii) The Purchase Price is subject to the Issuance Condition as follows:

7.1.ii.1 One Hundred Thirty Two Million Three Hundred Fifty Two Thousand Nine Hundred Eleven (132,352,941) of the Payment Shares (equivalent to ½ of the U.S. $45,000,000 Purchase Price) to be paid to Wise Phoenix; and

7.1.ii.2 One Hundred Thirty Two Million Three Hundred Fifty Two Thousand Nine Hundred Eleven (132,352,941) of the Payment Shares (equivalent to ½ of the U.S. $45,000,000 Purchase Price) to be paid to AJOA.

7.1.ii.3 Issuance Condition.  The payment of Payment Shares are subject to all of the documentary deliverable requirements of Seller and Company contained under this Agreement, and later rescission in the event of  a breach of, or inaccuracy in, any representation or warranty made by the Seller or Company in this Agreement, or the BioTech Interest Purchase Agreement. Upon Investor’s receipt of documentary evidence, satisfactory to Investor, of each of the deliverables, the Payment Shares will be registered pursuant to this Agreement (the “Issuance Condition”) and then Growlife to issue the Wise Phoenix Shares and the AJOA Shares.

7.2 Deliveries of the Sellers and Company.  At the Closing, the Company shall deliver, or shall cause to be delivered, to Investor and other applicable parties the following:

(i) The Interests (“40% Shares of RXNB Inc.”), provided that the Interests will be vested immediately upon the Effective Date without receiving the Interests certificates, and the physical certificates will be issued within 5 days from the Effective Date;

(ii) Any prerequisite documentary, technology, property, security or any other deliverables specified in this Agreement that are a condition to Closing (or that may be delivered within 60 days after) and cannot be waived; and

(iii) The Transaction Documents, Schedules and Exhibits, duly executed by the Sellers and Company and any other required parties; and

(iv) A certificate of legal existence and corporate good standing in respect of the Sellers and Company and issued by the office of the Secretary of State of the State they are incorporated.

8.	Indemnification.

8.1 Indemnification by the Sellers and Company.  Subject to the limitations set forth in Section 8.2, the Sellers and Company shall indemnify, defend and hold harmless Investor and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Investor Indemnified Parties”) promptly upon demand at any time and from time to time, from and against any and all liabilities, out-of-pocket losses, damages, claims, suits, actions or causes of action, assessments, fines, costs and expenses, interest, awards, settlements, judgments and penalties actually suffered or incurred (each, a “Loss”) to any Investor Indemnified Party arising out of or resulting from: (i) the breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement and (ii) the successful enforcement of the indemnification obligation contained in this Section 8.1.  For purposes of calculating the amount of any Losses subject to indemnification pursuant to this Section 8 and for determining if any breach of this Agreement has occurred, all references to materiality, material adverse effect and similar terms shall be disregarded.

8.2 Further Provisions Regarding Indemnification.

(i) Survival.  All representations, warranties, covenants and agreements made by the Sellers and Company or by Investor in this Agreement shall survive shall survive indefinitely.

(ii) Limitations.  Notwithstanding the foregoing, (A) the indemnification in Section 8.1 shall be a remedy of the Investor Indemnified Parties with respect to claims for Losses; (B) the indemnification provided for in Section 8.1 shall not be required unless and until the total amount of Losses exceeds $50,000, in which event the Investor Indemnified Party or Parties will be entitled to indemnification for the total amounts of their Losses above such amount; provided, however, that the deductible set forth in this clause (B) shall not apply with respect to Losses arising from or related to the Fundamental Representations or the Statutory Representation; and (D) the Sellers and Company shall only be liable for indemnification for Losses under this Section 8.2 to an aggregate maximum equal to the Purchase Price.

(iii) Third Party Claims.  The Sellers or Company shall have the right to assume and control the defense of such actions, suits, claims and proceedings for which indemnification is sought pursuant to this Section 8.2.  The Company shall not, without the prior written consent of the Investor Indemnified Party which will not be unreasonably withheld, delayed or conditioned, (A) settle or compromise any claim or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Investor Indemnified Party of a written release from all liability in respect of such claim or proceeding or (B) settle or compromise any action, suit, claim or proceeding in any manner that materially and adversely affects the Investor Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder.  The Investor Indemnified Parties shall not settle or compromise any action, suit, claim or proceeding without the written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) Participation in Defense.  The Investor Indemnified Party may in any event participate in any defense with its own counsel and at the reasonable expense of the Company, and the Investor Indemnified Party shall be kept reasonably informed by the Sellers and Company of such action, suit, claim or proceeding at all stages thereof, whether or not it is represented by counsel.  Notwithstanding the foregoing, if (A) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of counsel for the Investor Indemnified Party for the same counsel to represent both the Investor Indemnified Party and the Company, (B) such claim or proceeding does not solely seek monetary relief, or (C) the Company does not conduct the defense of such action, suit, claim or proceeding actively and diligently, then the Investor Indemnified Party shall be entitled to retain its own counsel, at the expense of the Company with respect thereto.

(v) Information and Assistance.  Except as limited by applicable privilege issues, the Sellers, Company and the indemnified party shall make available to each other Party and its attorneys and accountants all witnesses, books, records materials, and information in the Company’s possession or under its control relating to any action, suit, claim or proceeding described in Section 8.2(iii), and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit, claim or proceeding.

9.	[Reserved]

10.	Legends

10.1 Restrictive Securities Act Legend.  Any certificates representing Interests shall bear a legend in substantially the following form, in addition to any other legends required by law or contract:

“THE LIMITED LIABILITY COMPANY UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE IN THE UNITED STATES OR ANY OTHER SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT AND SAID LAW SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID ACT AND SAID LAW IS NOT REQUIRED.”

10.2 Termination of Restrictions.  The legends required by this Section 10 shall be removed by the Company upon reasonable request without charge as to any particular Interests (i) when, in the opinion of counsel reasonably acceptable to the Management Committee of the Company, such restrictions are no longer required in order to assure compliance with the Securities Act and all applicable state or other securities or blue sky laws or (ii) when such Interests shall have been registered under the Securities Act or transferred pursuant to Rule 144 promulgated thereunder~~.~~

11.
Assignment.  Neither this Agreement nor the rights, interests or other obligations accruing under this Agreement may be assigned or transferred, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party to this Agreement, and any such assignment without such prior written consent shall be null and void; provided that Investor may assign all of its rights and obligations under this Agreement to its designee, transferee or affiliate.

12.	Binding. This Agreement shall be binding upon the respective heirs, executors, administrators, successors and permitted assigns of Investor, Sellers and the Company.

13.
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, United States, but without giving effect to any conflict of law provision or rule that would cause the application of the substantive laws of any other jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits for itself to the exclusive jurisdiction (and waives any objection to the venue) of any United States federal court or state court sitting in the County of Clark, State of Nevada, United States, and any appellate court therefrom, in any suit, action arising out of relating to this Agreement and the transactions contemplated hereby.

14.
WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

15.
Reliance.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 13 and 14 and this Section 15 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

16.
Entire Agreement; Modification; Waiver; Amendment.  The Transaction Documents and the other agreements contemplated hereby or thereby constitute the full and entire understanding of the parties hereto regarding the subject matter hereof and thereof and supersede all prior or contemporaneous agreements, documents, understanding or arrangements regarding the subject matter hereof and thereof.  Any amendment, modification or waiver of this Agreement or any provision hereof must be in writing executed by the parties hereto.

17.
Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery, (ii) the next business day after the business day timely delivered to a recognized overnight courier or (iii) five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

18.
Expenses.  Each party shall be responsible for their own costs, fees and expenses incurred with the examination, review, negotiation, execution, delivery and performance of this Agreement and the agreements contemplated hereby (including the other Transaction Documents) and the transactions contemplated hereby and thereby.

19.
Publicity; Press Releases.  Each of the parties to this Agreement hereby agrees with the other party hereto that no press release or similar public announcement or communication shall be made or be caused to be made, prior to, or, as the case may be after the Closing concerning the execution or performance of this Agreement unless the other party shall have provided its prior written consent, not to be unreasonably withheld.  Notwithstanding the foregoing, either party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any Applicable Laws; provided, that, to the extent in the good faith judgment of such party it is reasonably practicable to do so, such party must (i) provide the other party with an opportunity to review such party’s intended communication and (ii) consider in good faith modifications to the intended communication that are requested by the other party. To further the parties’ intent to publicize the relationship created by the Transaction Documents, the parties agree to only issue a mutually agreed upon press release announcing the relationship.

20.
Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement and the other Transaction Documents be consummated as originally contemplated to the fullest extent possible.

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Signatures to Follow on the Next Page

IN WITNESS WHEREOF, the undersigned has executed this RXNB Inc., Interest Purchase Agreement.

GrowLife Inc,                                                                                     Wise Phoenix LLC

By: _________________________ By: ________________________

Its: _________________________ Its: ________________________

Date: _________________________ Date: ________________________

R.X.N.B. Inc.                                                                         AJOA Holdings, LLC

By: _________________________ By: ________________________

Its: _________________________ Its: ________________________

Date: _________________________ Date: ________________________

Organic Growth International LLC                                  CEN Biotech Inc.

By: _________________________ By: ________________________

Its: _________________________ Its: ________________________

Date: _________________________ Date: ________________________

CANX USA LLC

By: _________________________

Its: _________________________

Date: _________________________